Exhibit (8)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

August 20, 2013

Market Vectors Commodity Trust

335 Madison Avenue

New York, New York 10017

(212) 293-2000

Re:	Market Vectors Low Volatility Commodity ETF Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1

Dear Sir or Madam:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1, filed with the SEC on or about August 16, 2013 (the “Registration Statement”) of Market Vectors Commodity Trust (the “Trust”), a Delaware statutory trust organized on February 1, 2012 and with respect to Market Vectors Low Volatility Commodity ETF, one of the Trust’s series (the “Fund”).In rendering the opinion expressed herein, we have examined and relied on the Registration Statement; originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Trust and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Based upon the foregoing, we hereby confirm our opinion contained under the heading “U.S. Federal Income Tax Considerations—Status of the Fund” in the prospectus constituting a part of the Registration Statement (the “Prospectus”) that the Fund will be classified as a partnership for U.S. federal income tax purposes.

Market Vectors Commodity Trust

August 20, 2013

We also advise you that the tax discussion under the heading “U.S. Federal Income Tax Considerations” in the Prospectus correctly describes the material aspects of the U.S. federal income tax treatment, as of the date hereof, of an investment in the Fund.

The opinion stated above represents our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. Further, the opinion set forth above represents our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Trust.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Dechert LLP